January 9, 2009

Mr. Kevin Kelly

Re:

Amendment of Employment Agreement

Dear Kevin:

Pursuant to Section 3(f) of your employment agreement with Synthesis Energy Systems, Inc. (the “Company”) dated effective October 16, 2008, you were granted, among other things, a right to options to acquire 25,000 shares of the Company’s common stock based on the achievement of certain performance targets (the “Performance Options”).  After some consideration, the Company has determined that it would be appropriate to amend your employment agreement to eliminate the Performance Options and to replace them with options to purchase 25,000 shares of the Company’s common stock, which options shall vest as to 25% of the shares on each of the first four anniversary dates after the date of the new grant, beginning on the first anniversary thereof. The date of the new grant will be deemed to be the date that the Compensation Committee approves the terms of the grant.  The exercise price for the new options will be determined in accordance with the Company’s Amended and Restated 2005 Incentive Plan, as amended.

This letter does not affect any other terms of your employment agreement, including the terms of any other options granted to you in the agreement.  Each party agrees that this Agreement shall become effective as of the date that you sign below.  If you have any further questions regarding this matter, please let us know.

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ Timothy E. Vail
Timothy E. Vail
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED
as of January 9, 2009

/s/ Kevin Kelly
Kevin Kelly